Press Release
www.shire.com

Shire delivers excellent growth for the year, with the new product portfolio achieving sales of $1 billion

February 19, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company announces results for the year to December 31, 2008 – a year which has seen significant growth in Shire’s new product portfolio.

Financial Highlights

	Full Year 2008 (1)		Q4 2008 (1)

Product sales	$2.75 bn	+ 27%	$0.70 bn	+ 7%(3)
Product sales (excluding ADDERALL XR®)	$1.65 bn	+ 45%	$0.43 bn	+ 12%(3)
New product sales (2)	$1.00 bn	36% of product sales	$0.27 bn	38% of product sales
Total revenues	$3.02 bn	+ 24%	$0.77 bn	+ 6%

Non GAAP diluted earnings per ADS	$3.86	+ 36%	$1.01	+ 9%
US GAAP diluted earnings per ADS	$0.86	+ $8.92	$0.78	- 30%
Dividends (in US$ terms)	9.91c per ordinary share	+15%	n/a	n/a

(1)	All growth figures compare 2008 results with the same period in 2007. New product sales shown as a percentage of 2008 full year/Q4 total product sales.
(2)	New product sales comprise DAYTRANA®, ELAPRASE®, FIRAZYR®, FOSRENOL®, LIALDA® / MEZAVANT® and VYVANSE®
(3)
Q4 year-on-year product sales growth has been impacted by movements in foreign exchange rates – on a constant exchange rate (“CER”) basis growth in product sales was 10%, and growth in product sales excluding ADDERALL XR was 18%. CER growth is calculated after restating full year/Q4 2008 results using full year/Q4 2007 average foreign exchange rates.

Shire has delivered a strong performance in 2008:

•	Non GAAP diluted earnings per ADS up 36%;
•	New Product Sales up 110% to $1.0 bn;
•	New Product Sales representing 36% of total product sales, up from 22% last year; and
•	Strong operating cash generation and a robust balance sheet.

Angus Russell, Chief Executive Officer, commented:

“2008 saw excellent growth across the business. 2009 will see continued momentum in our business as we drive growth in existing products, pursue launches of new products and continue to develop our strong pipeline of drugs.  The growth from our existing new products and our well established pipeline will be enhanced by our strategy to generate incremental returns and growth through targeted acquisitions. We will support this by continued careful management of our robust balance sheet, a focus on cash generation and flexible management of our cost base.

“We reiterate the earnings guidance framework for 2009 published in our third quarter earnings statement, and our aspiration of growing sales in the mid teens range on average between 2009 and 2015. We look forward confidently to the future.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX
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Full Year 2008 Unaudited Results

	2008			2007
	US GAAP $M	Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M
Revenues	3,022	-	3,022	2,436	-	2,436
Operating income/(loss)	412	546	958	(1,379)	2,037	658
Net income/(loss)	156	573	729	(1,452)	1,983	531
Diluted earnings per ADS	86c	300c	386c	(806c)	1,090c	284c

Fourth Quarter 2008 Unaudited Results

	Q4 2008			Q4 2007
	US GAAP $M	Adjustments $M	Non GAAP(1) $M	US GAAP $M	Adjustments $M	Non GAAP(1) $M
Revenues	766	-	766	725	-	725
Operating income	193	48	241	232	(20)	212
Net income	141	44	185	212	(35)	177
Diluted earnings per ADS	78c	23c	101c	111c	(18c)	93c
Note: Average exchange rates were: • FY 2008: $1.85:£1.00 and $1.47:€1.00; (FY 2007: $2.00:£1.00 and $1.37:€1.00) • Q4 2008: $1.57:£1.00 and $1.32:€1.00; (Q4 2007: $2.04:£1.00 and $1.45:€1.00)

(1)  The Non GAAP financial measures included above are explained on pages 6-7, together with an explanation of why Shire's management believes that these measures are useful to investors.  For a reconciliation of these Non GAAP financial measures to the most directly comparable financial measures prepared in accordance with US GAAP, see pages 26-30.

FINANCIAL SUMMARY – Full year and Fourth Quarter 2008

Full year 2008

•	New product sales were up 110% to $1.0 billion following the strong growth of:
•	VYVANSE (up 317% to $319 million);
•	LIALDA/MEZAVANT (up 178% to $140 million); and
•	ELAPRASE (up 68% to $305 million (up 64% on a CER basis));
•	Total revenues were up 24% to $3.0 billion;
•	Significant cost leverage has improved Non GAAP operating expenses to 75% of product sales – down from 82% in 2007 (95% on a GAAP basis – down from 176% in 2007);
•	Excellent earnings growth with Non GAAP diluted earnings up 36% to $3.86 per ADS and GAAP diluted earnings from continuing operations up $8.92 to $0.86 per ADS; and
•	$800 million of cash generated from operating activities, supporting our robust balance sheet.

Fourth Quarter 2008

•	New product sales were up 34% to $270 million including strong growth for VYVANSE (up 57% to $103 million);
•	Sales of ADDERALL XR were down 1% compared to Q4 2007 and total prescriptions were down 4%;
•	Total revenues were up 6% to $766 million (up 12% on a CER basis and after excluding 2007 sales of $15 million from the non-core products sold to Almirall);
•	Non GAAP Operating Income was up 14% to $241 million. Growth in Non GAAP diluted earnings per ADS at 9% was less than Non GAAP Operating income growth due to a lower tax rate in Q4 2007; and
•	GAAP Operating Income was down 17% to $193 million primarily due to lower gains on the sale of product rights ($nil in Q4 2008; $116 million in Q4 2007).

2

FOURTH QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

Products

•
During the fourth quarter our new products continued to perform strongly, with sales from new products up $69 million to $270 million (38% of product sales), driven by the further growth of VYVANSE, LIALDA and ELAPRASE.

•	In October 2008 FOSRENOL was approved in Japan. Shire’s licensee, Bayer Yakuhin Limited, is targeting launch in that market in the first half of 2009.

•	On January 16, 2009 we announced that we had entered into a license agreement with Mochida Pharmaceutical Co., Ltd to develop and sell LIALDA in Japan.

•
On February 9, 2009 Shire announced that it had received Paragraph IV Notice letters from Barr Laboratories, Inc. (“Barr”) and Mylan Inc. (“Mylan”) advising the filing of Abbreviated New Drug Applications for generic versions of 500 mg, 750mg, and 1 gm FOSRENOL.  Shire is currently reviewing the detail of the Paragraph IV Notice letters from Barr and Mylan, and under the Hatch Waxman Act has 45 days to determine if it will file patent infringement suits.

Pipeline

FIRAZYR  - for Hereditary angioedema (“HAE”) in the US

•
In December 2008 Jerini AG (“Jerini”) met with the US Food and Drug Administration (“FDA”) to discuss the development of FIRAZYR for use in the US following the not approvable letter received from the FDA in April 2008. It was agreed that an additional clinical study would be required and a complete response to the not approvable letter would be filed after completion of this study. We expect this additional study to be initiated during the third quarter of 2009.

VYVANSE – for use in the treatment of attention deficit and hyperactivity disorder (“ADHD”) in children in the European Union (“EU”)

•	During Q4 2008, Phase 3 clinical trials designed to support registration for the treatment of ADHD in children in the EU commenced.

INTUNIVTM – for use in the treatment of ADHD in children in the US

•	On January 27, 2009 Shire made a resubmission to the FDA of the New Drug Application (“NDA”) to support registration for the treatment of ADHD in children.

HGT-2610 for Krabbe Disease (Globoid Cell Leukodystrophy)

•
In November 2008 Shire announced that it was developing an enzyme replacement therapy for the treatment of Krabbe Disease, a lysosomal storage disorder. This program is in early preclinical development.

Business

•
In November 2008 Shire settled all pending litigation brought by certain former dissenting shareholders of Transkaryotic Therapies, Inc. (“TKT”).  As a result of this settlement, Shire paid the former dissenting shareholders the same price of $37 per share originally offered to all TKT shareholders at the time of the 2005 merger, plus interest. The settlement represents a total payment of $568 million, comprising consideration at $37 per share of $420 million and an interest cost of $148 million.

•
During the fourth quarter we increased our voting interest in Jerini to over 98%. Achieving a holding of more than 95% enabled Shire to initiate on December 16, 2008 the legal process to compulsorily acquire the remaining shares in Jerini.

3

2009 OUTLOOK

Our business model remains differentiated and attractive.  It is based on addressing high unmet medical needs within specialist fields, developing drugs that treat symptomatic and/or rare diseases with strong intellectual property and/or regulatory protection. We will continue to replenish our portfolio of products via in-licensing, acquisitions and our own development efforts, as well as expanding our geographical reach and lead in the markets we serve.

We believe that our new product portfolio will continue to deliver strong, high margin growth throughout 2009 and 2010 and provide the platform for future revenue and earnings growth. We have assumed a significant decline in ADDERALL XR sales in 2009 but we have recognized that there are a number of variables that will influence the outcome.  As a result, while continuing to invest in the future drivers of our business, we will flexibly manage our discretionary cost base to minimize any variation in expected earnings as the year develops.

We are reiterating our previously announced guidance framework for Non GAAP diluted earnings per ADS for 2009, which remains unchanged from that provided at the time of our third quarter earnings statement. At that time, we provided details of the effect of changes in foreign exchange rates on the earnings guidance. Specifically, our plans for 2009, supporting Non GAAP diluted earnings per ADS for 2009 in the range of $3.00 to $3.40, were based on average actual foreign exchange rates (€1:$1.52, £1:$1.95) for the ten months to October 2008.

We identified that each 10c movement in the €:$ and £:$ exchange rates impacts Shire’s Non GAAP diluted earnings per ADS by $0.10 and $0.01 respectively. We are unable to provide any forecast on the outcome of foreign exchange movements during 2009, but based on the following exchange rate scenarios the impact on our base guidance would be:

	Euro fx rate	£ fx rate	Non GAAP diluted earnings per ADS range
Base guidance	$1.52	$1.95	$3.00 to $3.40
At average October 2008 exchange rates	$1.35	$1.70	$2.80 to $3.20
At average January 2009 exchange rates	$1.33	$1.45	$2.76 to $3.16

Our guidance framework for Non GAAP diluted earnings per ADS is not prepared in accordance with US GAAP.  Non GAAP diluted earnings per ADS excludes the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire’s management believes are not related to the core performance of Shire’s business.  A list of these items can be found on pages 6-7.

NEW PRODUCT LAUNCHES

Subject to obtaining the relevant regulatory/governmental approvals, product launches planned over the next two years include:

•	MEZAVANT (mesalazine) for use in the treatment of ulcerative colitis in certain EU countries during 2009;

•	FIRAZYR (icatibant) for the symptomatic treatment of acute attacks of HAE in certain European and Latin American countries during 2009;

•	INTUNIV (guanfacine extended release) for use in the treatment of ADHD in children and adolescents in the US in the second half of 2009;

•
FOSRENOL (lanthanum carbonate) in the pre-dialysis Chronic Kidney Disease market in the US in 2009 subject to ongoing discussions with the FDA to determine whether FOSRENOL can launch in this indication without conducting additional clinical outcomes trials;

•	DAYTRANA (methylphenidate transdermal system) for use in the treatment of ADHD in children in the EU in 2009 and adolescents in the US in 2010;

•	VYVANSE (lisdexamfetamine dimesylate) for use in the treatment of ADHD in children in Canada during 2010; and

•	Velaglucerase alfa for the treatment of Gaucher disease in the US and the EU in 2010.

4

CASHFLOW AND LIQUIDITY

Shire’s robust balance sheet includes $218 million of cash and cash equivalents at December 31, 2008. We generated $800 million of cash from operating activities during the year.  Shire has no debt or facilities maturing in the next three years and substantially all of Shire’s debt relates to its $1.1 billion 2.75% convertible bonds which mature in 2014, although these include a put option which could require repayment in 2012. In addition, Shire has a committed facility until 2012 of $1.2 billion, which is currently undrawn.

DIVIDEND

In respect of the six months to December 31, 2008 the Board has resolved to pay a second interim dividend of 7.761 US cents per ordinary share (2007: 6.469 US cents per ordinary share). Together with the first interim payment of 2.147 US cents per ordinary share (2007: 2.147 US cents per ordinary share), this represents total dividends for 2008 of 9.908 US cents per ordinary share (2007: 8.616 US cents per ordinary share), an increase of 15% in US Dollar terms over 2007.

Additional Information

The following additional information is included in this press release:

Page
Safe Harbor statement	6
Explanation of Non GAAP Measures	6
Dividend payments Trademarks	7 7
Overview of Financial Results	8
Financial Information	16

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Matthew Cabrey (North America)	+1 484 595 8248

Dial in details for the live conference call for investors:

UK and International dial in: +44 20 7806 1957
US dial in: +1 718 354 1388
Password/Conf ID: 9465839
Live webcast: http://www.shire.com/shire/InvestorRelations/quarterlyresults.jsp?tn=2&m1=48

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (“ADHD”), human genetic therapies (“HGT”) and gastrointestinal (“GI”) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

5

ADDITIONAL INFORMATION

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Non GAAP Measures

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ordinary share; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income from continuing operations before income taxes, minority interest and equity method investees (“Effective tax rate on Non GAAP income”); Non GAAP Cost of product sales; Non GAAP Research and development; Non GAAP Selling, general and administrative; Non GAAP operating expenses; Non GAAP interest expense; and Non GAAP other income. These Non GAAP measures exclude the effect of certain cash and non-cash items, both recurring and non-recurring, that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of the Company’s performance to historical results and to competitors’ results. These measures are also considered by Shire’s Remuneration Committee in assessing the performance and compensation of employees, including its executive directors.

The Non GAAP measures are presented in this press release as the Company's management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many one-time, infrequent or non-cash items that the Company’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

The following items are excluded from net income from continuing operations in calculating both 2008 results and 2009 guidance for Non GAAP diluted earnings per ADS:

•	Intangible asset amortization and impairment charges;

•	Gains and losses on the sale of non-core assets;

•	Upfront payments and milestones in respect of in-licensed and acquired products (including the 2008 payment to Zymenex A/S (“Zymenex”) for METAZYMTM of $135 million);

•	Termination costs (including the 2008 intangible asset impairment charges, write downs and exit costs of $150 million associated with DYNEPO®);

•	Costs associated with the introduction of the new holding company;

•
Costs associated with the acquisition and integration of companies, and acquired in-process research and development charges (including the costs associated with the acquisition of a voting interest of over 98% in Jerini in 2008);

•	Other than temporary impairment of investments (including $58 million impaired in 2008);

•	Incremental interest charges in 2008 of $73 million arising on the settlement of litigation with the former dissenting shareholders of TKT; and

•	Taxes associated with these items.

6

Depreciation, which is included in Cost of product sales, Research and development costs and Selling, general and administrative costs in our GAAP results, has been separately disclosed for the presentation of 2008 Non GAAP earnings (see pages 26 to 28).

Dividend Payments

Dividend payments will be made in Pounds Sterling to Ordinary Shareholders and US Dollars to American Depositary Share (“ADS”) holders. A dividend of 5.469 pence per ordinary share and 23.283 US cents per ADS, respectively, will be paid. The Board has resolved to pay the dividend on April 8, 2009 to persons whose names appear on the register of members of the Company at the close of business on Friday March 13, 2009.

As previously disclosed, Shire has put in place Income Access Share arrangements enabling shareholders to choose whether they receive their dividends from a company resident for tax purposes in the Republic of Ireland or from a company resident for tax purposes in the UK. In accordance with the Shire ADS Deposit Agreement, the ADS Depositary has made an election on behalf of all holders of ADSs to receive UK sourced dividends. Details of the Income Access Share arrangements can be found in the Scheme Circular issued on April 16, 2008, which is available on the Company’s website www.shire.com

TRADEMARKS

The following are trademarks either owned or licensed by Shire plc or companies within the Shire group which are the subject of trademark registrations in certain territories, or which are owned by third parties as indicated and referred to in this press release:

Product	Active ingredient
ADDERALL® XR	(mixed salts of a single-entity amphetamine)
AMIGAL™	(migalastat hydrochloride) (trademark of Amicus Therapeutics (“Amicus”))
CALCICHEW® range	(calcium carbonate with or without Vitamin D3)
CARBATROL®	(carbamazepine - extended-release capsules)
DAYTRANA®	(methylphenidate transdermal system)
DYNEPO®	(epoetin delta) (trademark of Sanofi-Aventis)
ELAPRASE®	(idursulfase)
EPIVIR ®	(lamivudine) (trademark of GlaxoSmithKline (“GSK”))
FIRAZYR®	(icatibant)
FOSRENOL®	(lanthanum carbonate)
INTUNIV™	(guanfacine – extended release)
LIALDA®	(mesalamine)
METAZYM™	(arylsulfatase-A)
MEZAVANT®	(mesalazine)
PENTASA®	(mesalamine) (trademark of Ferring)
PLICERA™	(isofagomine tartrate) (trademark of Amicus)
RAZADYNE®	(galantamine) (trademark of Johnson & Johnson (“J&J”))
RAZADYNE® ER	(galantamine) (trademark of J&J)
REMINYL®	(galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL®	(galantamine) (trademark of J&J, excluding UK and Republic of Ireland)
REMINYL XL™	(galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™	(galantamine) (trademark of J&J, excluding UK and Republic of Ireland)
REPLAGAL®	(agalsidase alfa)
VYVANSE®	(lisdexamfetamine dimesylate)
XAGRID™	(anagrelide hydrochloride)
ZEFFIX®	(lamivudine) (trademark of GSK)
3TC®	(lamivudine) (trademark of GSK)

7

OVERVIEW OF FINANCIAL RESULTS

1.           Introduction

Summary of 2008

Revenues from continuing operations for the year to December 31, 2008 increased by 24% to $3,022.2 million (2007: $2,436.3 million).

Non GAAP operating income for the year to December 31, 2008 increased by 46% to $958.1 million (2007: $657.9 million), the increase of $300.2 million arising due to higher revenues and improved operating cost ratios in 2008 over the same period in 2007. As a result of significant cost leverage, in 2008 Non GAAP operating expenses reduced by 7 percentage points to 75% of product sales, (2007: 82% of product sales).

GAAP operating income from continuing operations for the year to December 31, 2008 was $412.0 million (2007: loss of $1,379.1 million). GAAP operating income from continuing operations in 2008 includes costs of $149.9 million associated with the cessation of commercialization of DYNEPO, and charges of $263.1 million for the write-off of in-process research and development (“IPR&D”) for METAZYM acquired from Zymenex and development projects acquired with Jerini. The operating loss from continuing operations in 2007 resulted from the write-off of $1,866.4 million of IPR&D relating to development projects acquired through the acquisition of New River Pharmaceuticals Inc. (“New River”).

Cash inflow from operating activities for the year to December 31, 2008 increased by 69% to $800.1 million (2007: $474.7 million). Cash inflow from operating activities in 2008 is stated after upfront payments and milestones in respect of acquired and in-licensed technology of $135.0 million (2007: $155.9 million), and interest payments of $147.6 million (2007: $nil) on settlement of litigation with the TKT dissenting shareholders. Excluding these items cash inflow from operating activities for the year to December 31, 2008 increased by $452.1 million compared to 2007.

Cash, cash equivalents and restricted cash at December 31, 2008 totalled $247.4 million (December 31, 2007: $802.0 million). Cash, cash equivalents and restricted cash decreased by $554.6 million during the year to December 31, 2008 as the strong cash inflow from operating activities was more than offset by the settlement of the litigation with the dissenting TKT shareholders, the acquisition of a voting interest of over 98% in Jerini ($499.4 million net of cash acquired), investment in the new HGT campus in Lexington, Massachusetts and in the Basingstoke, UK offices, and the acquisition of treasury stock through the Employee Share Ownership Trust (“ESOT”) ($146.6 million).

Summary of Q4 2008

Revenues from continuing operations for the three months to December 31, 2008 increased by 6% to $765.8 million (2007: $724.5 million).

Non GAAP operating income for the three months to December 31, 2008 increased by 14% to $241.1 million (2007: $212.1 million). The increase in Non GAAP operating income resulted from higher revenues in 2008 over 2007 and a lower Non GAAP operating expense ratio of 74% of product sales (2007: 77% of product sales).

GAAP operating income from continuing operations for the three months to December 31, 2008 decreased by 17% to $193.4 million (2007: $232.2 million). Despite increased revenues in 2008 over 2007, GAAP operating income from continuing operations in Q4 2008 was lower than Q4 2007 primarily due to gains related to the sale of non-core product rights of $115.7 million recognized in the fourth quarter of 2007 which were not repeated in 2008.

Cash inflow from operating activities for the three months to December 31, 2008 increased to $274.6 million (2007: $66.6 million). Excluding interest payments on settlement of litigation with the TKT dissenting shareholders of $147.6 million in 2008 (2007: $nil) and upfront payments in respect of in-licensed technology of $75.0 million in 2007 (2008: $nil), cash inflow from operating activities for the three months to December 31, 2008 increased by $280.6 million compared to the same period in 2007.

8

2.           Product sales

For the year to December 31, 2008 product sales increased by 27% to $2,754.2 million (2007: $2,170.2 million) and represented 91% of total revenues (2007: 89%).

Product Highlights

Product	Sales $M	Sales Growth (2)	US Rx Growth	(1) (2)	US Average Annual Market Share	(1)
Specialty Pharmaceuticals
ADDERALL XR	1,101.7	+7%	-5%		22.6%
VYVANSE	318.9	+317%	+388%		8.2%
DAYTRANA	78.7	+23%	-11%		1.8%
LIALDA / MEZAVANT	140.4	+178%	+204%		11.7%
PENTASA	185.5	+5%	-1%		16.7%
FOSRENOL	155.4	+52%	-4%		8.1%
XAGRID	78.7	+18%	n/a		n/a

Human Genetic Therapies
ELAPRASE	305.1	+68%	n/a	(3)	n/a	(3)
REPLAGAL	176.1	+22%	n/a	(4)	n/a	(4)
FIRAZYR	0.5	n/a	n/a	(4)	n/a	(4)

(1)  Product specific prescription data is provided by IMS Health (“IMS”), a leading global provider of business intelligence for the pharmaceutical and healthcare industries. All other US market share data stated in the text below is also provided by IMS;
(2)  Compared to 2007;
(3)  IMS data not available;
(4)  Not sold in the US.

Specialty Pharmaceuticals

US ADHD market share

The continued growth in market share of VYVANSE helped Shire grow its average annual share of the US ADHD market to 32.6% for the year to December 31, 2008 compared to 29.4% in 2007. Shire has the leading portfolio of products in the US ADHD market.

ADDERALL XR - ADHD

ADDERALL XR’s average share of the US ADHD market for 2008 fell to 22.6% (2007: 25.5%). US prescriptions for ADDERALL XR for the year to December 31, 2008 decreased by 5% compared to 2007 due to an 11% fall in average market share offset by a 7% growth in the US ADHD market.

Sales of ADDERALL XR for the year to December 31, 2008 were $1,101.7 million, an increase of 7% compared to the same period in 2007 (2007: $1,030.9 million), with the decline in prescriptions being more than offset by price increases.

As previously disclosed, the United States Federal Trade Commission (“FTC”) informed Shire on October 3, 2006 that it was reviewing the ADDERALL XR patent litigation settlement agreement between Shire and Barr. On June 22, 2007 the Company received a civil investigative demand requesting that it provide information to the FTC relating to its settlement with Barr and its earlier settlement with Impax Laboratories, Inc. The Company is cooperating fully with this investigation and believes that the settlements are in compliance with all applicable laws.

Litigation proceedings concerning Shire’s ADDERALL XR patents are ongoing. Further information on this litigation can be found in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year to December 31, 2007 and our most recent Quarterly Report on Form 10-Q for the period to September 30, 2008.

VYVANSE - ADHD

VYVANSE was launched in the US in July 2007 as the first and only once-daily pro-drug stimulant to treat ADHD.

9

In April 2008 VYVANSE was approved by the FDA for use in adults and Shire launched VYVANSE for adult ADHD in June 2008.

In July 2008 Shire launched VYVANSE in 20mg, 40mg and 60mg dosage strengths, which are designed to increase the dosing flexibility of VYVANSE.

Product sales for the year to December 31, 2008 were $318.9 million (2007: $76.5 million). Product sales growth was driven by the increase in average share of the US ADHD market (8.2% for the year to December 31, 2008 compared to 1.8% in 2007) and a price increase in April 2008.

DAYTRANA - ADHD

Product sales for the year to December 31, 2008 were $78.7 million (2007: $64.2 million). DAYTRANA’s average annual share of the US ADHD market decreased to 1.8% in 2008 compared to 2.1% in 2007.

Despite the 11% decrease in prescriptions compared to 2007, sales of DAYTRANA grew 23% compared to the same period last year due to growth in the US ADHD market of 7% and lower sales deductions in 2008 over 2007, primarily due to reduced coupon expense.

During 2008 Shire announced two voluntary market recalls of a limited portion of DAYTRANA patches because certain patches did not meet their release liner removal specifications which may have resulted in some patients and caregivers having difficulties removing the liners.  The voluntary recalls were not due to safety issues.  Shire and Noven Pharmaceuticals Inc. (the manufacturer of DAYTRANA) continue to pursue enhancements to the product and to work closely with the FDA to implement changes that may improve the usability of DAYTRANA. There has been no interruption in the production of DAYTRANA.

US oral mesalamine market share

Shire’s average annual market share of the US oral mesalamine market rose to 28.4% for the year to December 31, 2008 (2007: 21.1%), driven by the growth of LIALDA since its launch in March 2007.

LIALDA/MEZAVANT – Ulcerative colitis

US prescriptions of LIALDA for the year to December 31, 2008 were up 204% compared to the prior year and LIALDA’s average market share for 2008 increased to 11.7% (2007: 3.9%). LIALDA’s US product sales for the year to December 31, 2008 were $134.8 million compared to $50.3 million in 2007.

In April 2008, TAP Pharmaceutical Products Inc. (“TAP”) commenced co-promotion of LIALDA in the US in accordance with the co-promotion agreement entered into in March 2008. This agreement adds more than 500 additional sales representatives from TAP which will increase the reach and frequency of sales calls covering an additional 22,000 doctors.

Sales of MEZAVANT outside the US for the year to December 31, 2008 were $5.6 million (2007: $0.2 million). By December 31, 2008 MEZAVANT was available in five EU countries. Launches are planned in other countries during 2009, subject to the successful conclusion of pricing and reimbursement negotiations.

PENTASA - Ulcerative colitis

US prescriptions of PENTASA for the year to December 31, 2008 were down 1% compared to 2007 primarily due to a small decrease in PENTASA’s average annual market share from 17.2% in 2007 to 16.7% in 2008, offset by a 2% increase in the US oral mesalamine prescription market.

Sales of PENTASA for the year to December 31, 2008 were $185.5 million, an increase of 5% compared to 2007 (2007: $176.4 million). Sales growth is higher than prescription growth primarily due to the impact of price increases.

FOSRENOL - Hyperphosphatemia

At December 31, 2008 FOSRENOL was available in 30 countries and global sales grew by 52% to $155.4 million for the year to December 31, 2008 (2007: $102.2 million). Sales of FOSRENOL outside the US for the year to December 31, 2008 were $69.5 million (2007: $40.1 million).

US sales of FOSRENOL for the year to December 31, 2008 were up 38% to $85.9 million compared to 2007 (2007: $62.1 million). FOSRENOL’s average prescription share of the US phosphate binder retail market decreased to 8.1% for the year to December 31, 2008 (2007: 8.6%).  Product sales increased despite the decrease in prescriptions due to price increases and a 34% increase in FOSRENOL’s

10

share of the non retail market resulting from Shire’s continued focus on specialist physicians, clinics and dialysis centers.

In April 2008 Shire and Abbott Laboratories Inc. mutually agreed to terminate their Co-Promotion Agreement for FOSRENOL in the US. Shire will continue to promote FOSRENOL on its own in the US and throughout Europe.

XAGRID - Thrombocythemia

Sales for the year to December 31, 2008 were $78.7 million, an increase of 18% compared to the same period in 2007 (2007: $66.8 million). On a constant exchange rate basis, sales rose 15% (XAGRID is primarily sold in Euros and Pounds sterling).

DYNEPO - Anemia associated with chronic kidney disease

In July 2008 Shire announced that it had made the decision to cease the commercialization of DYNEPO, effective at the end of 2008, and recorded charges of $149.9 million to cover intangible asset impairment, inventory write downs and other exit costs.  Sales for the year to December 31, 2008 were $20.9 million (2007: $14.2 million).

Human Genetic Therapies

ELAPRASE - Hunter syndrome

Sales for the year to December 31, 2008 were $305.1 million, an increase of 68% compared to the same period in 2007 (2007: $181.8 million). The sales growth was driven by increased unit sales across all regions where ELAPRASE is sold:  Europe, North America, Latin America, and Asia Pacific. On a constant exchange rate basis, sales increased by 64%.

REPLAGAL - Fabry disease

Sales for the year to December 31, 2008 were $176.1 million, an increase of 22% compared to the same period in 2007 (2007: $143.9 million). The sales growth was primarily driven by increased unit sales in Europe and Asia Pacific. On a constant exchange rate basis, sales rose by 19%.

FIRAZYR - HAE

During the second half of 2008 FIRAZYR was launched in some countries in Europe, and sales of $0.5 million were recognized (2007: $nil). Launches will continue across Europe through 2009 as reimbursement negotiations successfully conclude. FIRAZYR has orphan exclusivity in the EU until 2018.

3.	Royalties

Royalty revenue decreased by 1% to $245.5 million for the year ended December 31, 2008 (2007: $247.2 million). The following table provides an analysis of Shire’s royalty income:

Product	Royalties to Shire $M	Royalty (1) Growth
3TC	140.2	-4%
ZEFFIX	40.3	-2%
Other	65.0	+7%
Total	245.5	-1%

(1)  Compared with 2007

11

3TC - HIV infection and AIDS

Royalties from sales of 3TC for the year to December 31, 2008 were $140.2 million, a decrease of 4% compared to the same period in 2007 (2007: $145.3 million). Excluding favorable foreign exchange movements of 2%, there has been a decline of 6% compared to the same period in 2007.

Shire receives royalties from GSK on worldwide 3TC sales. GSK’s worldwide sales of 3TC for the year to December 31, 2008 were $1,060 million, a decrease of 5% compared to the same period in 2007 (2007: $1,110 million), but a decrease of approximately 7% on a constant exchange rate basis. While the nucleoside analogue market for HIV has continued to grow, competitive pressures within the market have increased, leading to a decline in 3TC sales.

Information on patent litigation relating to 3TC can be found in our filing with the SEC on our Annual Report on Form 10-K for the year to December 31, 2007.

ZEFFIX - Chronic hepatitis B infection

Royalties from sales of ZEFFIX for the year to December 31, 2008 were $40.3 million, a decrease of 2% compared to the same period in 2007 (2007: $41.0 million). On a constant exchange rate basis, royalties from sales of ZEFFIX fell 8%.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US), for the symptomatic treatment of mild to moderately severe dementia of the Alzheimer’s type.  The range is marketed worldwide (excluding the UK and the Republic of Ireland where Shire has exclusive marketing rights) by Janssen Pharmaceutical N.V., an affiliate of Johnson & Johnson.

Sales of the REMINYL/RAZADYNE range continue to grow in most countries, however the entry of generic versions of RAZADYNE and RAZADYNE ER into the US market has significantly decreased sales in that region.  This decline was expected and is included in our forecasts.

Information on the RAZADYNE patent litigation (which rendered the relevant patent invalid in August 2008) and RAZADYNE ER patent litigation (which is ongoing) can be found in our filings with the SEC in our Annual Report on Form 10-K for the year to December 31, 2007 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2008.

4.	Financial details

Cost of product sales

	2008 $m	% of product sales	2007 $m	% of product sales
Cost of product sales (US GAAP)	408.0	15%	320.3	15%
DYNEPO exit costs	(48.8)		-
FAS 123R catch up charge	-		(2.1)
Depreciation	(16.2)		(11.8)
Cost of product sales (Non GAAP)	343.0	12%	306.4	14%

The cost of product sales increased to $408.0 million for the year to December 31, 2008 (15% of product sales), from $320.3 million in the corresponding period in 2007 (15% of product sales).

For the year to December 31, 2008 cost of product sales included charges of $48.8 million (2% of product sales) (2007: $nil) relating to the write-down of inventory and exit costs for DYNEPO, which the Company has decided to stop commercializing, and depreciation of $16.2 million (2007: $11.8 million). Excluding these charges Cost of product sales as a percentage of product sales in the year to December 31, 2008 decreased by 2 percentage points compared to 2007 due to the impact of price increases on the Company’s product sales and favorable changes in product mix.

12

Research and development (“R&D”)

	2008 $m	% of product sales	2007 $m	% of product sales
R&D (US GAAP)	526.6	19%	576.4	27%
R&D commitments for DYNEPO	(6.5)		-
Payments for in-licensed products	-		(155.9)
FAS123R catch up charge	-		(4.6)
Depreciation	(12.5)		(11.3)
R&D (Non GAAP)	507.6	18%	404.6	19%

R&D expenditure decreased to $526.6 million for the year to December 31, 2008 (19% of product sales), from $576.4 million in the year to December 31, 2007 (27% of product sales). The year to December 31, 2007 included up-front and milestone payments for in-licensed products of $155.9 million representing 7% of product sales.

After the exclusion of the charges outlined in the table above, R&D expenditure increased by $103.0 million over the same period in 2007, although decreasing as a percentage of product sales to 18% (2007: 19% of product sales). Contributing to the increase in R&D expenditure in 2008 over 2007 were projects in-licensed and acquired since the second half of 2007, including PLICERA, SPD550, AMIGAL, FIRAZYR and METAZYM, together with Phase 3(b) and Phase 4 studies to support new product launches.

Selling, general and administrative (“SG&A”)

	2008 $m	% of product sales	2007 $m	% of product sales
SG&A (US GAAP)	1,422.9	52%	1,178.8	54%
Costs associated with the introduction of a new holding company	(14.8)		-
Intangible asset amortization and impairment charges	(223.3)		(95.0)
FAS123R catch up charge	-		(22.5)
Legal settlements (net)	-		(17.0)
Depreciation	(48.5)		(42.1)
SG&A (Non GAAP)	1,136.3	41%	1,002.2	46%

SG&A expenses increased to $1,422.9 million for the year to December 31, 2008 from $1,178.8 million in the year to December 31, 2007. After the exclusion of certain costs as outlined in the table above, Non GAAP SG&A decreased as a percentage of product sales to 41% (2007: 46% of product sales), as sales from Shire’s new product portfolio grew at a faster rate than associated expenses.  Contributing to the increase in SG&A expenditure was an increase in sales and marketing spend on new products.

Intangible asset amortization and impairment charges increased by 135% to $223.3 million in 2008 (2007: $95.0 million) due to intangible asset impairments of $97.1 million (2007: $1.1 million), including $94.6 million for DYNEPO in 2008, and increased amortization due primarily to a full year’s charge for VYVANSE of $55.8 million in 2008 (2007: $28.9 million).

Integration costs

For the year to December 31, 2008 the Company recorded integration costs of $10.3 million in respect of Jerini, primarily being acquisition related advisory fees incurred by Jerini and costs associated with the integration of Jerini into the Shire group (2007: $1.3 million relating to the New River acquisition).

13

Gain on sale of product rights

For the year to December 31, 2008 Shire recognized gains of $20.7 million on the sale of product rights, primarily relating to the sale of non-core products to Almirall in 2007, for which some gains were deferred at December 31, 2007 pending the transfer of relevant consents.  In the year to December 31, 2007 Shire recognized gains on the sale of product rights of $127.8 million, of which $114.8 million was for the products sold to Almirall.

In-process R&D (“IPR&D”)

During the year to December 31, 2008 the Company recorded an IPR&D charge of $263.1 million (2007: $1,866.4 million). The charge in 2008 related to FIRAZYR in those markets outside of the EU ($128.1 million) which had not been approved by the relevant regulatory authorities at the acquisition date, and for METAZYM ($135.0 million). In the year to December 31, 2007 the Company recorded an IPR&D charge of $1,866.4 million in respect of development projects acquired with New River, including VYVANSE for use in adults in the US market, which at the time of acquisition had yet to be approved by the FDA.

Interest income

For the year to December 31, 2008 Shire received interest income of $25.5 million (2007: $50.6 million). Interest income primarily relates to interest received on cash and cash equivalents. Interest income for the year to December 31, 2008 is lower than the same period in 2007 due to lower average cash and cash equivalent balances and lower average interest rates.

Interest expense

For the year to December 31, 2008 Shire incurred interest expense of $139.0 million (2007: $70.8 million):

	2008	2007
	$m	$m
Interest expense (US GAAP)	139.0	70.8
Additional interest on settlement of TKT appraisal rights litigation	(73.0)	-
Deferred financing costs write off	-	(7.9)
Interest expense (Non GAAP)	66.0	62.9

Interest expense for the year to December 31, 2008 includes $87.3 million (2007: $28.1 million) in respect of the TKT appraisal rights litigation. This litigation was settled in November 2008.

Prior to reaching this settlement, the Company accrued interest based on a reasonable estimate of the amount that may be awarded by the Court to those former TKT shareholders who requested appraisal. This estimate of interest was based on Shire’s cost of borrowing. Between the close of the merger and November 5, 2008 the Company applied this interest rate on a quarterly compounding basis to the $419.9 million of consideration to calculate its provision for interest.

Upon reaching agreement in principle with all the dissenting shareholders, the Company determined that settlement had become the probable manner through which the appraisal rights litigation would be resolved. Under current law, (although not applicable in this case because the merger was entered into before the relevant amendment to the law became effective) the court presumptively awards interest in appraisal rights cases at a statutory rate that is 5 percentage points above the Federal Reserve discount rate (as it varies over the duration of the case). In connection with the settlement, the Company agreed to an interest rate that approximates to this statutory rate. Based on the settlement, the Company amended the method of determining its interest provision to reflect this revised manner of resolution, and recorded additional interest expense of $73.0 million in its consolidated financial statements for the year to December 31, 2008 on reaching settlement with the dissenting shareholders. Further information on the settlement of this litigation can be found in our most recent Quarterly Report on Form 10-Q for the period to September 30, 2008.

In 2007 interest expense included a $7.9 million write-off of deferred financing costs on repayment of term loans used to fund the acquisition of New River following the issue of the $1.1 billion convertible bonds in May 2007.

14

Other (expenses)/income, net

	2008	2007
	$m	$m
Other (expenses)/income, net (US GAAP)	(32.9)	1.2
Other-than-temporary impairment of available for sale securities	58.0	-
Gain on sale of available for sale security	(9.4)	-
Other income, net (Non GAAP)	15.7	1.2

Other (expenses)/income, net for the year to December 31, 2008 includes other than temporary impairment charges in respect of available for sale securities totaling $58.0 million (2007: $3.0 million), including $44.3 million relating to the Company’s investment in Renovo Group plc. These amounts reflect unrealized holding losses that have been reclassified from other comprehensive income to the statement of operations, as management have concluded that the impairment is other than temporary.

Taxation

The effective tax rate for the year to December 31, 2008 was 37% (2007: -4%).  Excluding the IPR&D charge of $263.1 million, (2007: $1,866.4 million) which is either not tax deductible or the resultant tax deduction has not been recognized at this time, and the tax effect of items excluded from Non GAAP income as outlined on pages 27 and 30, the effective rate of tax on Non GAAP income is 23% (2007: 18%).

The effective rate of tax on Non GAAP income is higher in 2008 compared to 2007 due to adverse foreign exchange impacts on deferred tax assets in 2008 and lower tax deductible expenditure in high-tax territories (principally the US) in 2008 over 2007. These increases to the effective rate of tax on Non GAAP income are partially offset by a lower increase in the provision for uncertain tax benefits and associated interest and penalties of $5.1 million in the year to December 31, 2008 (2007: $38.2 million).

Equity in earnings of equity method investees

Net earnings of equity method investees of $2.4 million were recorded for the year to December 31, 2008 (2007: $1.8 million). This comprised earnings of $5.8 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2007: $6.5 million), offset by losses of $3.4 million being the Company’s share of losses in the GeneChem, AgeChem and EGS Healthcare Funds (2007: losses of $4.7 million).

Discontinued Operations

Losses from discontinued operations of $17.6 million (2007: $nil) relate to those Jerini businesses that met the criteria for held-for-sale and discontinued operations at December 31, 2008, which Jerini announced in October 2008 that it intended to divest.

15

FINANCIAL INFORMATION

16

Unaudited results for the year to December 31, 2008
Consolidated Balance Sheets

	December 31, 2008 $M	December 31, 2007 $M
ASSETS
Current assets:
Cash and cash equivalents	218.2	762.5
Restricted cash	29.2	39.5
Accounts receivable, net	395.0	441.5
Inventories	154.5	174.1
Assets held-for-sale	16.6	10.6
Deferred tax asset	89.5	143.3
Prepaid expenses and other current assets	141.4	125.3

Total current assets	1,044.4	1,696.8

Non current assets:
Investments	42.9	110.2
Property, plant and equipment, net	534.2	368.6
Goodwill	350.8	219.4
Other intangible assets, net	1,824.9	1,764.5
Deferred tax asset	118.1	143.7
Other non-current assets	18.4	26.9

Total assets	3,933.7	4,330.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	708.6	674.2
Deferred tax liability	10.9	11.3
Liability to dissenting shareholders	-	480.2
Other current liabilities	104.3	96.5

Total current liabilities	823.8	1,262.2

Non-current liabilities:
Convertible bonds	1,100.0	1,100.0
Other long-term debt	43.1	32.9
Deferred tax liability	377.0	332.4
Other non-current liabilities	291.3	375.6

Total liabilities	2,635.2	3,103.1

17

Unaudited results for the year to December 31, 2008
Consolidated Balance Sheets (continued)

	December 31, 2008 $M	December 31, 2007 $M
Minority interest	0.3	-

Shareholders’ equity:
Common stock of 5p par value; 1,000.0 million shares authorized; and 560.2 million shares issued and outstanding (2007: 750.0 million shares authorized; and 556.8 million shares issued and outstanding)	55.5	55.2
Exchangeable shares: nil shares issued and outstanding (2007: 0.7 million)	-	33.6
Treasury stock : 20.7 million shares (2007: 10.3 million)	(397.2)	(280.8)
Additional paid-in capital	2,594.6	2,503.4
Accumulated other comprehensive income	97.0	55.7
Accumulated deficit	(1,051.7)	(1,140.1)
Total shareholders’ equity	1,298.2	1,227.0
Total liabilities and shareholders’ equity	3,933.7	4,330.1

18

Unaudited results for the three months and year to December 31, 2008
Consolidated Statements of Operations

	3 months to December 31, 2008 $M	3 months to December 31, 2007 $M	12 months to December 31, 2008 $M	12 months to December 31, 2007 $M
Continuing operations
Revenues:
Product sales	704.3	661.3	2,754.2	2,170.2
Royalties	54.8	61.8	245.5	247.2
Other revenues	6.7	1.4	22.5	18.9

Total revenues	765.8	724.5	3,022.2	2,436.3

Costs and expenses:
Cost of product sales (1) (2)	90.6	101.0	408.0	320.3
Research and development (1)	132.2	205.3	526.6	576.4
Selling, general and administrative (1) (2)	339.2	331.3	1,422.9	1,178.8
Integration costs	2.8	-	10.3	1.3
Gain on sale of product rights	-	(115.7)	(20.7)	(127.8)
In-process R&D charge	7.6	(29.6)	263.1	1,866.4

Total operating expenses	572.4	492.3	2,610.2	3,815.4

Operating income/(loss)	193.4	232.2	412.0	(1,379.1)

Interest income	2.5	7.9	25.5	50.6
Interest expense	(12.1)	(17.0)	(139.0)	(70.8)
Other income/(expenses), net	5.8	0.5	(32.9)	1.2

Total other expenses, net	(3.8)	(8.6)	(146.4)	(19.0)

Income/(loss) from continuing operations before income taxes, minority interest and equity in earnings of equity method investees	189.6	223.6	265.6	(1,398.1)
Income taxes	(35.0)	(11.6)	(98.0)	(55.5)
Minority interest	2.3	-	3.6	-
Equity in earnings of equity method investees, net of taxes	1.1	0.1	2.4	1.8

Income/(loss) from continuing operations	158.0	212.1	173.6	(1,451.8)
Loss from discontinued operations, net of taxes	(16.7)	-	(17.6)	-

Net income/(loss)	141.3	212.1	156.0	(1,451.8)

(1)
For the three months to December 31, 2007 $3.8 million of depreciation was reclassified from Selling, general and administrative (SG&A) costs to Cost of product sales ($1.4 million) and Research and development costs ($2.4 million). For year to December 31, 2007 $17.2 million of depreciation was reclassified from SG&A costs to Cost of product sales ($7.4 million) and Research and development costs ($9.8 million).

(2)
Cost of product sales includes amortization of intangible assets relating to favorable manufacturing contracts of $0.4 million for the three months to December 31, 2008 (2007: $0.7 million) and $1.7 million for the year to December 31, 2008 (2007: $1.2 million). Selling, general and administrative costs include amortization and impairment charges of intangible assets relating to intellectual property rights acquired of $41.0 million for the three months to December 31, 2008 (2007: $31.0 million) and $223.3 million for the year to December 31, 2008 (2007: $95.0 million).

19

Unaudited results for the three months and years to December 31, 2008 and 2007
Consolidated Statements of Operations (continued)

	3 months to December 31, 2008		3 months to December 31, 2007	12 months to December 31, 2008		12 months to December 31, 2007
Earnings per share – basic
Income/(loss) from continuing operations	29.3c		38.9c	32.1c		(268.7c	)
Loss from discontinued operations	(3.1c	)	-	(3.3c	)	-
Earnings/(loss) per ordinary share – basic	26.2c		38.9c	28.8c		(268.7c	)

Earnings per share – diluted
Income/(loss) from continuing operations	28.9c		36.9c	31.8c		(268.7c	)
Loss from discontinued operations	(2.9c	)	-	(3.2c	)	-
Earnings/(loss) per ordinary share – diluted	26.0c		36.9c	28.6c		(268.7c	)

Earnings/(loss) per ADS – diluted	78.0c		110.7c	85.8c		(806.1c	)

Weighted average number of shares:
	Millions		Millions	Millions		Millions
Basic	538.8		544.7	541.6		540.3
Diluted	575.5		584.1	545.4		540.3

20

Unaudited results for the three months and years to December 31, 2008 and 2007
Consolidated Statements of Cash Flows

	3 months to December 31, 2008 $M	3 months to December 31, 2007 $M	12 months to December 31, 2008 $M	12 months to December 31, 2007 $M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	141.3	212.1	156.0	(1,451.8)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Loss from discontinued operations	16.7	-	17.6	-
Depreciation and amortization	57.9	46.9	202.9	158.3
Share based compensation	13.2	41.1	65.2	75.2
In-process R&D charge	7.6	(29.6)	128.1	1,866.4
Amortization of deferred financing charges	1.2	1.3	5.0	11.9
Interest on building financing obligation	0.7	0.5	3.3	0.5
Impairment of intangible assets	6.3	-	97.1	0.4
Impairment of available-for-sale securities	3.8	3.0	58.0	3.0
Impairment of long-lived assets	2.2	1.8	2.2	1.8
Gain on sale of product rights	-	(115.7)	(20.7)	(127.8)
(Gain)/loss on sale of long-term assets	(0.7)	0.4	(10.1)	0.3
Movement in deferred taxes	60.1	10.4	74.0	(25.4)
Equity in earnings of equity method investees	(1.1)	(0.1)	(2.4)	(1.8)
Minority interest	(2.3)	-	(3.6)	-
Changes in operating assets and liabilities, net of acquisitions:
Decrease/(increase) in accounts receivable	50.1	(56.5)	9.4	(120.7)
Increase in sales deduction accrual	47.4	4.8	84.3	24.1
(Increase)/decrease in inventory	(3.2)	0.3	36.4	(45.9)
Increase in prepayments and other current assets	(9.4)	(13.0)	(9.6)	(10.3)
Decrease/(increase) in other assets	57.1	(0.1)	3.6	1.2
(Decrease)/increase in accounts and notes payable and other liabilities	(171.2)	(0.4)	(108.0)	103.5
Increase/(decrease) in deferred revenue	1.6	(40.6)	9.0	5.0
Returns on investment from joint venture	-	-	7.1	6.8
Cash flows used in discontinued operations	(4.7)	-	(4.7)	-
Net cash provided by operating activities(A)	274.6	66.6	800.1	474.7

21

Unaudited results for the three months and years to 31 December, 2008 and 2007
Consolidated Statements of Cash Flows (continued)

	3 months to December 31, 2008 $M	3 months to December 31, 2007 $M	12 months to December 31, 2008 $M	12 months to December 31, 2007 $M
CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in short-term investments	-	-	-	55.8
Movements in restricted cash	2.6	2.3	10.3	(9.7)
Purchases of subsidiary undertakings, net of cash acquired	(36.9)	(0.6)	(499.4)	(2,519.6)
Payment on settlement of TKT appraisal rights litigation	(419.9)	-	(419.9)	-
Purchases of long-term investments	(0.9)	(6.4)	(2.2)	(63.2)
Purchases of property, plant and equipment	(69.5)	(48.3)	(236.0)	(110.4)
Purchases of intangible assets	-	(0.8)	(25.0)	(59.0)
Proceeds from sale of long-term investments	-	0.4	10.3	0.5
Proceeds from sale of property, plant and equipment	-	0.8	1.8	0.8
Proceeds/deposits received from sale of product rights	-	210.1	5.0	234.4
Returns from equity investments	0.2	0.1	0.6	2.3

Net cash (used in)/ provided by investing activities(B)	(524.4)	157.6	(1,154.5)	(2,468.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from drawings under bank facility	190.0	-	190.0	1,300.0
Repayment of drawings under bank facility	(190.0)	-	(190.0)	(1,300.0)
Proceeds from issue of 2.75% convertible bonds due 2014	-	-	-	1,100.0
Redemption of New River convertible notes	-	-	-	(279.4)
Proceeds from exercise of New River purchased call option	-	-	-	141.8
Payment of debt arrangement and issuance costs	-	-	-	(32.8)
Proceeds from building finance obligation	11.3	-	11.3	-
Payment under building finance obligation	(0.6)	-	(1.8)	-
Proceeds from exercise of options	9.7	4.8	11.4	30.4
Costs/proceeds from issue of common stock, net	(2.6)	-	(5.6)	877.3
Proceeds from exercise of warrants	-	-	-	13.0
Payments to acquire treasury stock	(6.3)	(17.5)	(146.6)	(186.0)
Payment of dividends	(10.4)	(11.9)	(46.8)	(41.3)
Net cash (used in)/provided by financing activities(C)	1.1	(24.6)	(178.1)	1,623.0
Effect of foreign exchange rate changes on cash and cash equivalents(D)	(6.4)	-	(11.8)	6.0
Net (decrease)/increase in cash and cash equivalents(A) +(B) +(C) +(D)	(255.1)	199.6	(544.3)	(364.4)
Cash and cash equivalents at beginning of period	473.3	562.9	762.5	1,126.9
Cash and cash equivalents at end of period	218.2	762.5	218.2	762.5

22

Unaudited results for the three months and years to December 31, 2008 and 2007
Selected Notes to the Financial Statements

 (1) Earnings per share (“EPS”)

	3 months to December 31, 2008 $M	3 months to December 31, 2007 $M	12 months to December 31, 2008 $M	12 months to December 31, 2007 $M
Income /(loss) from continuing operations	158.0	212.1	173.6	(1,451.8)
Loss from discontinued operations, net of tax	(16.7)	-	(17.6)	-
Numerator for basic EPS	141.3	212.1	156.0	(1,451.8)
Interest on convertible bonds, net of tax(1)	8.4	3.4	-	-
Numerator for diluted EPS	149.7	215.5	156.0	(1,451.8)

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic (2)	538.8	544.7	541.6	540.3
Effect of dilutive shares:
Stock options(3)	4.0	6.7	3.8	-
Convertible bonds 2.75% due 2014(1)	32.7	32.7	-	-

Diluted	575.5	584.1	545.4	540.3
(1) Calculated using the ”if-converted” method.
(2) Excludes shares purchased by the ESOT and presented by the Company as treasury stock.
(3) Calculated using the treasury stock method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:
	3 months to December 31, 2008 No. of shares Millions (1)	3 months to December 31, 2007 No. of shares Millions(1)	12 months to December 31, 2008 No. of shares Millions (1) (3)	12 months to December 31, 2007 No. of shares Millions(2)
Stock options in the money	-	-	-	8.4
Stock options out of the money	22.1	2.9	17.3	2.9
Warrants	-	-	-	0.3
Convertible bonds 2.75% due 2014	-	-	32.7	21.2
	22.1	2.9	50.0	32.8

(1) For the three months and year to December 31, 2008 and the three months to December 31, 2007, certain stock options have been excluded from the calculation of diluted EPS because their exercise prices exceeded Shire plc’s average share price during the calculation period.

(2) For the year to December 31, 2007, no share options, warrants or ordinary shares underlying convertible bonds were included in the calculation of the diluted weighted average number of shares, because the Company made a net loss during the calculation period and the inclusion of these items would be anti-dilutive.

(3) For the year to December 31, 2008 the convertible bonds were not included in the calculation of the diluted weighted average number of shares, because their effect would be anti-dilutive in the period.

23

Unaudited results for the three months to December 31, 2008 and 2007
Selected Notes to the Financial Statements (continued)

(2) Analysis of revenues
three months to December 31,	2008	2007	2008	2008
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty Pharmaceuticals ("Specialty")
ADHD
ADDERALL XR	275.1	277.7	-1%	36%
VYVANSE	103.2	65.9	57%	14%
DAYTRANA	17.8	23.0	-23%	2%
	396.1	366.6	8%	52%
GI
PENTASA	47.3	48.7	-3%	6%
LIALDA / MEZAVANT	40.7	29.2	39%	5%
	88.0	77.9	13%	11%
General products
FOSRENOL	33.8	26.2	29%	4%
CALCICHEW	12.0	15.1	-21%	1%
CARBATROL	20.3	19.6	4%	3%
REMINYL/REMINYL XL	7.8	8.4	-7%	1%
XAGRID	20.1	18.4	9%	3%
	94.0	87.7	7%	12%

Other product sales	7.1	32.8	-78%	1%
Total Specialty product sales	585.2	565.0	4%	76%

Human Genetic Therapies ("HGT")
ELAPRASE	74.5	57.4	30%	10%
REPLAGAL	44.3	38.9	14%	6%
FIRAZYR	0.3	-	-	-
Total HGT product sales	119.1	96.3	24%	16%

Total product sales	704.3	661.3	7%	92%

Royalty income:
3TC	31.4	34.1	-8%	4%
ZEFFIX	10.4	11.4	-9%	1%
Other	13.0	16.3	-20%	2%
Total	54.8	61.8	-11%	7%
Other revenues	6.7	1.4	379%	1%

Total Revenue	765.8	724.5	6%	100%

24

Unaudited results for the years to December 31, 2008 and 2007
Selected Notes to the Financial Statements (continued)

(2) Analysis of revenues
year to December 31,	2008	2007	2008	2008
			%	% of total
	$M	$M	change	revenue
Net product sales:
Specialty
ADHD
ADDERALL XR	1,101.7	1,030.9	7%	36%
VYVANSE	318.9	76.5	317%	11%
DAYTRANA	78.7	64.2	23%	3%
	1,499.3	1,171.6	28%	50%
GI
PENTASA	185.5	176.4	5%	6%
LIALDA / MEZAVANT	140.4	50.5	178%	5%
	325.9	226.9	44%	11%
General products
FOSRENOL	155.4	102.2	52%	5%
CALCICHEW	52.8	54.2	-3%	2%
CARBATROL	75.9	72.3	5%	2%
REMINYL/REMINYL XL	34.4	31.2	10%	1%
XAGRID	78.7	66.8	18%	2%
	397.2	326.7	22%	12%

Other product sales	50.1	119.3	-58%	2%
Total Specialty product sales	2,272.5	1,844.5	23%	75%

HGT
ELAPRASE	305.1	181.8	68%	10%
REPLAGAL	176.1	143.9	22%	6%
FIRAZYR	0.5	-	-	-
Total HGT product sales	481.7	325.7	48%	16%
Total product sales	2,754.2	2,170.2	27%	91%

Royalty income:
3TC	140.2	145.3	-4%	5%
ZEFFIX	40.3	41.0	-2%	1%
Other	65.0	60.9	7%	2%
Total	245.5	247.2	-1%	8%
Other revenues	22.5	18.9	19%	1%
Total Revenue	3,022.2	2,436.3	24%	100%

25

Unaudited results for the three months to December 31, 2008
Non GAAP reconciliation

	US GAAP					Non GAAP
	3 months to					3 months to
	December 31, 2008	Adjustments		Reclassify depreciation		December 31, 2008
	$M	$M		$M		$M

Total revenues	765.8	-		-		765.8

Costs and expenses:
Cost of product sales	90.6	4.7	(a)	(7.4)	(h)	87.9
Research and development	132.2	-		(3.1)	(h)	129.1
Selling, general and administrative	339.2	(42.0)	(b)	(14.5)	(h)	282.7
Integration costs	2.8	(2.8)	(c)	-		-
In-process R&D charge	7.6	(7.6)	(d)	-		-
Depreciation	-	-		25.0	(h)	25.0

Total operating expenses	572.4	(47.7)		-		524.7

Operating income	193.4	47.7		-		241.1

Interest income	2.5	-		-		2.5
Interest expense	(12.1)	-		-		(12.1)
Other income, net	5.8	3.8	(e)	-		9.6

Total other (expense)/income, net	(3.8)	3.8		-		0.0

Income from continuing operations before income taxes, minority interests and equity in earnings of equity method investees	189.6	51.5		-		241.1
Income taxes	(35.0)	(24.4)	(f)	-		(59.4)
Minority interest	2.3	-		-		2.3
Equity in earnings of equity method investees, net of tax	1.1	-		-		1.1

Income from continuing operations	158.0	27.1		-		185.1
Loss from discontinued operations	(16.7)	16.7	(g)	-		-
Net Income	141.3	43.8		-		185.1

Impact of convertible debt, net of tax	8.4	-		-		8.4
Numerator for diluted EPS	149.7	43.8		-		193.5

Weighted average number of shares (millions) – diluted	575.5	-				575.5
Diluted earnings per ordinary share	26.0	7.7				33.7
Diluted earnings per ADS	78.0	23.1				101.1

The following adjustments and reclassifications are included above:

a)	Release of provision for exit costs in respect of DYNEPO ($4.7 million);
b)
Amortization of intangible assets relating to intellectual property rights acquired ($34.7 million), impairment of intangible assets ($6.3 million) and costs associated with the new holding company ($1.0 million);

c)	Integration costs in respect of the acquisition of Jerini ($2.8 million);
d)	In-process R&D in respect of the acquisition of Jerini ($7.6 million);
e)	Other than temporary impairment of available for sale securities ($3.8 million).
f)	Tax effect of adjustments outlined in (a) to (e);
g)	Discontinued operations in respect of Jerini businesses held for sale ($16.7 million); and
h)	Depreciation of $25.0 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of Non GAAP earnings.

26

Unaudited results for the year to 31 December, 2008
Non GAAP reconciliation

	US GAAP					Non GAAP
	Year to					Year to
	December 31, 2008	Adjustments		Reclassify depreciation		December 31, 2008
	$M	$M		$M		$M

Total revenues	3,022.2	-		-		3,022.2

Costs and expenses:
Cost of product sales	408.0	(48.8)	(a)	(16.2)	(k)	343.0
Research and development	526.6	(6.5)	(b)	(12.5)	(k)	507.6
Selling, general and administrative	1,422.9	(238.1)	(c)	(48.5)	(k)	1,136.3
Integration costs	10.3	(10.3)	(d)	-	(k)	-
Gain on sale of product rights	(20.7)	20.7	(e)	-		-
In-process R&D charge	263.1	(263.1)	(f)	-		-
Depreciation	-	-		77.2.	(k)	77.2

Total operating expenses	2,610.2	(546.1)		-		2,064.1

Operating income	412.0	546.1		-		958.1

Interest income	25.5	-		-		25.5
Interest expense	(139.0)	73.0	(g)	-		(66.0)
Other (expenses)/ income, net	(32.9)	48.6	(h)	-		15.7

Total other (expenses)/income, net	(146.4)	121.6		-		(24.8)

Income from continuing operations before income taxes, minority interests and equity in earnings of equity method investees	265.6	667.7		-		933.3
Income taxes	(98.0)	(112.4)	(i)	-		(210.4)
Minority interest	3.6	-		-		3.6
Equity in earnings of equity method investees, net of tax	2.4	-		-		2.4
				-
Income from continuing operations	173.6	555.3		-		728.9
Loss from discontinued operations	(17.6)	17.6	(j)	-		-
Net income	156.0	572.9		-		728.9

Impact of convertible debt, net of tax (1)	-	14.6		-		14.6
Numerator for diluted EPS	156.0	587.5		-		743.5

Weighted average number of shares (millions) - diluted	545.4	32.7				578.1
Diluted earnings per ordinary share	28.6	100.0				128.6
Diluted earnings per ADS	85.8	300.0				385.8

(1)  Under US GAAP the convertible bonds were not included in the calculation of the diluted weighted average number of shares nor was the after tax income statement effect of the bonds added to the numerator as the impact was anti-dilutive. On a Non-GAAP basis the after tax impact of the convertible bond has been added to the numerator and the number of shares underlying the convertible bonds are now included in the calculation of the diluted weighted average number of shares as they have a dilutive effect.

The following adjustments and reclassifications are included above:
a)	Write down of inventory and exit costs in respect of DYNEPO ($48.8 million);
b)	R&D commitment in respect of DYNEPO ($6.5 million);
c)
Amortization of intangible assets relating to intellectual property rights acquired ($126.2 million), impairment charges in respect of DYNEPO intangible asset ($94.6 million) and other intangible assets ($2.5 million), and costs associated with the new holding company ($14.8 million);

d)	Integration and transaction related costs in respect of the acquisition of Jerini ($10.3 million);
e)	Gains on the disposal of non-core product rights ($20.7 million);
f)	In-process R&D in respect of the Jerini acquisition ($128.1 million) and METAZYM acquired from Zymenex ($135.0 million);
g)	Additional interest expense incurred on settlement of the TKT appraisal rights litigation ($73.0 million).
h)	Gain on the disposal of a minority equity investment ($9.4 million) offset by the other than temporary impairment of available for sale securities ($58.0 million);
i)	Tax effect of adjustments outlined in (a) to (h);
j)	Discontinued operations in respect of Jerini businesses held for sale ($17.6 million); and
k)	Depreciation of $77.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of Non GAAP earnings.

27

Unaudited results for the three months to December 31, 2007
Non GAAP reconciliation

	US GAAP					Non GAAP
	3 months to					3 months to
	December 31, 2007	Adjustments		Reclassify depreciation		December 31, 2007
	$M	$M		$M		$M

Total revenues	724.5	-		-		724.5

Costs and expenses:
Cost of product sales	101.0	(2.1)	(a)	(2.9)	(g)	96.0
Research and development	205.3	(79.6)	(b)	(2.9)	(g)	122.8
Selling, general and administrative	331.3	(43.5)	(c)	(12.1)	(g)	275.7
Gain on sale of product rights	(115.7)	115.7	(d)	-		-
In-process R&D charge	(29.6)	29.6	(e)	-		-
Depreciation	-	-		17.9	(g)	17.9

Total operating expenses	492.3	20.1		-		512.4

Operating income	232.2	(20.1)		-		212.1

Interest income	7.9	-		-		7.9
Interest expense	(17.0)	-		-		(17.0)
Other income, net	0.5	-		-		0.5

Total other (expenses)/income, net	(8.6)	-		-		(8.6)

Income before income taxes and equity in earnings of equity method investees	223.6	(20.1)		-		203.5
Income taxes	(11.6)	(15.2)	(f)	-		(26.8)
Equity in earnings of equity method investees, net of tax	0.1	-		-		0.1

Net Income	212.1	(35.3)		-		176.8

Impact of convertible debt, net of tax	3.4	-		-		3.4
Numerator for diluted EPS	215.5	(35.3)		-		180.2

Weighted average number of shares (millions) - diluted	584.1	-				584.1
Diluted earnings per ordinary share	36.9c	(6.0c )				30.9c
Diluted earnings per ADS	110.7c	(18.0c )				92.7c

The following adjustments and reclassifications are included above:
a)	FAS123R catch up charge related to options issued by Shire under the 2005 Executive Scheme ($2.1 million)
b)	FAS123R catch up charge ($4.6 million) and upfront payments of $75.0 million in respect of in-licensing technology from Amicus ($50.0 million) and Alba ($25.0 million);
c)	FAS123R catch up charge ($22.5 million), release of legal provisions ($10.0 million) and amortisation of intangible assets relating to intellectual property rights acquired ($31.0 million);
d)	Gain on the sale of portfolio of non-core products to Almirall ($114.8 million) and other non-core products ($0.9 million);
e)	Adjustment to the value ascribed to IPR&D acquired with New River ($29.6 million);
f)	Tax effect of adjustments outlined as (a) to (e).
g)	Depreciation of $17.9 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of Non GAAP earnings.

28

Unaudited results for the year to 31 December, 2007
Non GAAP reconciliation

	US GAAP					Non GAAP
	Year to					Year to
	December 31, 2007	Adjustments		Reclassify depreciation		December 31, 2007
	$M	$M		$M		$M

Total revenues	2,436.3	-		-		2,436.3

Costs and expenses:
Cost of product sales	320.3	(2.1)	(a)	(11.8)	(i)	306.4
Research and development	576.4	(160.5)	(b)	(11.3)	(i)	404.6
Selling, general and administrative	1,178.8	(134.5)	(c)	(42.1)	(i)	1,002.2
Integration costs	1.3	(1.3)	(d)	-		-
Gain on sale of product rights	(127.8)	127.8	(e)	-		-
In-process R&D charge	1,866.4	(1,866.4)	(f)	-		-
Depreciation	-	-		65.2	(i)	65.2

Total operating expenses	3,815.4	(2,037.0)		-		1,778.4

Operating (loss)/income	(1,379.1)	2,037.0		-		657.9

Interest income	50.6	-		-		50.6
Interest expense	(70.8)	7.9	(g)	-		(62.9)
Other income, net	1.2	-		-		1.2

Total other (expenses)/income, net	(19.0)	7.9		-		(11.1)

(Loss)/income before income taxes and equity in earnings of equity method investees	(1,398.1)	2,044.9		-		646.8
Income taxes	(55.5)	(61.8)	(h)	-		(117.3)
Equity in earnings of equity method investees, net of tax	1.8	-		-		1.8

Net (loss)/income	(1,451.8)	1,983.1		-		531.3

Impact of convertible debt, net of tax (1)	-	8.9		-		8.9
Numerator for diluted EPS	(1,451.8)	1,992.0		-		540.2

Weighted average number of shares (millions) (1) - diluted	540.3	29.9				570.2
Diluted earnings per ordinary share	(268.7c )	363.4c				94.7c
Diluted earnings per ADS	(806.1c )	1,090.2c				284.1c

(1) As the Company made a net loss during the calculation period on a GAAP basis, no share options, warrants or ordinary shares underlying the convertible bonds were included in the weighted average number of shares for diluted EPS. These items are included in the denominator for Non GAAP diluted EPS as the Company generated net income on a Non GAAP basis.

The following adjustments and reclassifications are included above:

a)	FAS123R catch up charge related to options issued by Shire under the 2005 Executive Scheme ($2.1 million)
b)
FAS123R catch up charge ($4.6 million) and upfront and milestone payments of $155.9 million in respect of in-licensing technology from Renovo ($75.0 million), Amicus ($50.0 million), Alba ($25.0 million) and Noven ($5.9 million);

c)
FAS123R catch up charge ($22.5 million), provision for the legal settlement of the purported TKT securities fraud class action shareholder suit ($27.0 million) offset by legal provision released ($10.0 million) and amortisation of intangible assets relating to intellectual property rights acquired ($95.0 million);

d)	Integration costs in respect of the acquisition of New River ($1.3 million);
e)	Gain on the sale of non-core products to Almirall ($114.8 million), EQUETRO ($7.1 million) and other non-core products ($5.9 million);
f)	Write-off of IPR&D acquired as part of the acquisition of New River ($1,866.4 million);
g)	Write-off of deferred financing costs following repayment of term loans drawn down to partly fund the acquisition of New River ($7.9 million);
h)	Tax effect of adjustments outlined as (a) to (g); and
i)	Depreciation of $65.2 million included in Cost of product sales, R&D costs and SG&A costs for US GAAP now separately disclosed for the presentation of Non GAAP earnings.

 29